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                                                                    Exhibit 99.1

                            [CIVITAS BANKGROUP LOGO]
                      810 Crescent Centre Drive, Suite 320
                               Franklin, TN 37067
                      office 615.263.9500 fax 615.383.8830


FOR IMMEDIATE RELEASE                           Contact:   Mike Alday
                                                           Alday Communications
                                                           615.791.1535

CIVITAS BANKGROUP TERMINATES EMPLOYEE
FOR SUSPICION OF FRADULENT TRANSACTIONS

FRANKLIN, Tenn. (August 16, 2004) -- Civitas BankGroup, Inc. (OTC: CVBG) announced today it had terminated Jason Herrington, Investment Officer, for cause as a result of apparent fraudulent transactions discovered during a routine internal audit. The Audit Committee of the Board of Directors is currently conducting a full investigation of the transactions, which are believed to involve less than $500,000.

Richard Herrington, President and Chief Executive Officer of Civitas BankGroup, stated, "My family and I are obviously devastated. As Jason's father and a major shareholder, I will assure full restitution to the company for any and all losses associated with this incident. I have also determined that I will take a leave of absence to insure the impartiality of the investigation and support my son."

Joel Porter, Chairman of the Board's Executive Committee, stated, "This is a tragic event for the Herrington family, and we share in their grief. We continue to have full confidence in Richard's leadership in this Company. We expect to conclude a full and thorough investigation within two weeks."

Civitas BankGroup, formerly known as Cumberland Bancorp, is a multi-bank holding company operating 23 retail offices. It is the parent company of Cumberland Bank South in Franklin, Cumberland Bank in Carthage, BankTennessee in Collierville, Bank of Dyer, and Bank of Mason.


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THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE
FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.